Exhibit 10.4

December 21, 2007

Michael E. Havener
1474 Hedgewood Lane
Kennesaw, GA 30151

Dear Mike:

        This letter amends and restates your Employment Letter with Premiere Global Services, Inc. (f/k/a PTEK Holdings, Inc.) (the “Company”) dated September 27, 2004 and signed by you on September 30, 2004, which letter was further amended on April 22, 2005 and signed by you on April 28, 2005, and further amended and signed by you on September 15, 2006 (“Employment Letter”).

        1. Position. The Company hereby employs you as Chief Financial Officer of the Company, reporting to the President of the Company.

        2. Salary. During the term of your employment, the Company will pay you an annual base salary of two hundred fifty thousand dollars ($250,000.00), payable in accordance with the Company’s standard payroll practices.

        3. Bonus Compensation. In addition to your base salary, you will be entitled to earn an annual bonus and/or quarterly bonuses for each calendar year during the term of your employment as CFO of the Company in the amounts to be determined based upon performance criteria and targets established from time to time by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). Unless the Compensation Committee determines otherwise prior to the end of the first quarter of a given calendar year, your target bonus for each calendar year will be equal to fifty percent (50%) of your annual base salary for such year, with eighty percent (80%) of the target bonus allocated to achievement of quarterly targets (i.e. twenty percent (20%) per quarter) and twenty percent (20%) allocated to achievement of annual targets. You will also be entitled to any additional bonus and incentive compensation granted to you by the Compensation Committee in its discretion. The timing of determination and the date of payment of the bonus would be consistent with the payment dates for the other senior officers of the Company.

        4. Vacation and Personal Time. Vacation is accrued per bi-weekly pay period up to maximum annual amounts of 2 weeks vacation for first 3 years of service, 3 weeks for 4-7 years of service, 4 weeks for 8-11 years of service and 5 weeks for 12 or more years of service. The Company also currently provides 8 paid holidays, and you can accrue up to 5 sick days and 5 personal days per year.

        5. Employee Benefits. In addition to any Company benefit plans that you are currently participating in, you will be eligible to participate in the Company’s benefit plans generally available to other senior corporate officers of the Company.

        6. At-Will Employment. Neither this letter nor any other writing or policy of the Company, nor any representation by any individual who works for the Company, may be interpreted to create a contract of any kind. Your employment will be “at-will,” meaning that either you or the Company may terminate the relationship at any time, for any lawful reason, or no reason. Your employment will be subject to all of the Company’s regular policies and procedures, as they may be altered from time-to-time in the Company’s discretion. Similarly, the Company reserves the right to modify prospectively any of the initial elements reflected in this offer letter.

        The foregoing notwithstanding, if the Company terminates your employment without “Cause” (as such term is defined below) either before or after a “Change in Control” of the Company (as such term is defined below), you will be entitled to receive severance pay equal to one hundred percent (100%) of your annual base salary in effect at the date of termination. As a condition to the payment of these severance amounts, you must sign a release and waiver of claims (the “Release”). The Release must be signed and returned to the Company within the period of time designated by the Company (not less than seven (7) and not more than sixty (60) days following your receipt of such Release), and any revocation period required by law or applicable regulation with respect to the release and waiver of claims contained in the Release must expire without you revoking or causing it to be revoked. Subject to the paragraph below regarding Section 409A of the Code, the severance amount will be payable in cash in a lump sum within seventy-five (75) days following the date of termination (the actual date during such period to be determined by the Company in its sole discretion).

        For purposes of this offer letter, “Cause” shall consist of any of the following: (i) the commission by you of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by you, which is intended to cause, causes or is reasonably likely to cause material harm to the Company or any of its affiliates (including harm to the business reputation of the Company or any of its affiliates); (ii) the indictment of you for the commission or perpetration of any felony or any crime involving dishonesty, moral turpitude or fraud; (iii) the breach by you of any material term or covenant contained in this offer letter, and such breach is not cured, if it is susceptible to cure, within thirty (30) days following receipt of notice from the Company setting forth the allegations of Cause; or (iv) your failure to devote substantially all of your business time to the Company’s business and affairs as provide in this offer letter.

        For purposes of this offer letter, “Change in Control” of the Company shall mean the occurrence of any of the following events:

        (a) An acquisition (other than directly from the Company) of any voting securities of the Company (“Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership”(within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities that are acquired in an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other person of which a majority of its voting power or its equity securities or equity interests are owned directly or indirectly by the Company (a “Subsidiary”), or (ii) the Company or any Subsidiary, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined), shall not constitute an acquisition for purposes for this clause (a); or

        (b) The individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least sixty percent (60%) of the Board of Directors of the Company; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least eighty (80%) of the Incumbent Board, such new director shall for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other

2

actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

        (c) Approval by the shareholders of the Company of:

(i) A merger, consolidation or reorganization involving the Company, unless:

(A) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such a merger, consolidation or reorganization, at least fifty one percent (51%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds (2/3) of the members of the board of directors of the Surviving Corporation. (A transaction in which both of clauses (A) and (B) above shall be applicable is hereinafter referred to as a “Non-Control Transaction.”)

(ii) A complete liquidation or dissolution of the Company; or

(iii) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

        7. Code Section 409A. Notwithstanding anything in your Employment Letter to the contrary, if any amount or benefit that would constitute “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), would otherwise be payable or distributable under this Employment Letter by reason of your separation from service, then if and to the extent necessary to comply with Section 409A of the Code, the payment or distribution of such amount or benefit will be delayed until the first day following the six month anniversary of your termination of service. On such date, the Company will pay or distribute to you an amount equal to that which you would normally have received during such six month period. Thereafter, payments and benefits will be paid or distributed as provided in Section 7 of your Employment Letter, as amended.

        8. Supercedence. This letter supercedes your Confirmation Memo dated as of November 16, 2002, as modified, by and between you and American Teleconferencing Services, Ltd. d/b/a Premiere Conferencing, an affiliate of the Company, and all amendments thereto.

3

        9. Offer Acceptance. Please sign this letter in the appropriate section below. Any additions or modifications of these terms would have to be in writing and signed by you and the Company.

Sincerely,

/s/ Theodore P. Schrafft Theodore P. Schrafft President

Acknowledged and Agreed to By:

Signature:	/s/ Michael E. Havener Michael E. Havener
Date: December 21, 2007

4